Exhibit 10.6

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of March 1, 2021 (the “Effective Date”), between VerifyMe, Inc., a Nevada corporation (the “Company”), and POC Advisory Group, LLC (the “Consultant”).

WHEREAS, the Company desires to engage the Consultant (which is bound by a Non-Disclosure Agreement dated March 3, 2017) to perform certain services for the Company, and the Consultant is willing to perform such services, as an independent contractor, and not as an employee, all upon and subject to the terms and conditions contained in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company and the Consultant agree as follows:

1.     Representations and Warranties. The Consultant hereby represents and warrants to the Company that the Consultant will bring to the Company no trade secrets, confidential business information, documents, or other personal property of another client or prior employer.

2.     Term. The Company hereby retains the Consultant, and the Consultant hereby agrees to perform consulting services for the Company for a period of twelve months commencing as of the Effective Date (such period, as it may be extended or renewed, the “Term”), unless sooner terminated in accordance with the provisions hereof.

3.     Services.

(a)       Scope of Services. The Consultant shall procure the services of Keith Goldstein to be Acting Chief Operating Officer for the Company with duties and responsibilities including, but not limited to, setting up sales and sales support operations for Company products and digital technologies; implementing, maintaining, and utilizing telemarketing to develop sales opportunities for the Company; performing, implementing, and supporting functions under the Company’s agreement with Hewlett-Packard; providing the Company with analysis and recommendations on future mergers and acquisitions; providing insight and recommendations for new propriety technology and the improvement of the Company’s existing proprietary technologies; maintaining Company materials and assets; conducting future research and development for the Company’s websites; and completing any and all other duties as may be delegated to the Consultant by the Company’s Chief Executive Officer (the “CEO”) and the Board of Directors (the “Board”). The Consultant shall report to the CEO. The Consultant shall also perform services for such subsidiaries of the Company as may be necessary. The Consultant shall use reasonable commercial efforts to perform the services pursuant to this Agreement competently and faithfully.

(b)       Adherence to Insider Trading Policy. The Consultant acknowledges that the Company is publicly-held and, as a result, has implemented an insider trading policy designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party.  The Consultant shall promptly execute any agreements generally distributed by the Company to its employees, contractors and/or consultants requiring such individuals to abide by its information trading policy.

(c)       Location. The Consultant shall perform its duties remotely. The Company shall provide the Consultant with Regus meeting space, as needed by the Consultant, to engage in the services pursuant to this Agreement.

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4.           Payment for Services; Expenses.

(a)     Fees. For the services of the Consultant to be rendered under this Agreement, it being understood that those services commenced on March 1, 2021, the Company shall pay the Consultant a fee of Two Hundred Thousand Dollars and No Cents ($200,000.00) payable in equal installments on the first calendar day (or the next business day) of each month. The Company shall pay the Consultant an additional monthly fee of Fourteen Thousand Four Hundred Dollars and No Cents ($14,400.00) payable in equal installments of One Thousand Two Hundred Dollars and No Cents ($1,200.00) on the first calendar day (or the next business day) of each month.

(b)     Expenses. In addition to any compensation received pursuant to this Section, the Company will reimburse or advance funds to the Consultant for all reasonable documented travel (including travel expenses incurred by the Consultant related to travel to the Company’s offices), entertainment and miscellaneous expenses incurred in connection with the performance of the services under this Agreement, provided that the Consultant properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices.  Such reimbursement or advances will be made in accordance with the policies and procedures of the Company in effect from time to time relating to reimbursement or advancement of funds.

(c)     Benefits. With the exception of the terms of this Section, the Consultant agrees and understands that as an independent contractor, neither the Consultant, nor any of its designees, are entitled to any other benefits and privileges established for Company executive officers or employees, such as life, accident or health insurance, vacation and sick leave with pay, paid holidays, or severance pay upon termination of this Agreement for any reason. In accordance with the Consultant’s independent contractor status, payments to the Consultant shall not constitute wages/salary and therefore, no amounts shall be deducted for United States Federal and State employment, Social Security or other taxes or employee benefit claims. The Consultant shall be individually responsible for filing and paying the Consultant’s own taxes, as applicable.

(d)     Participation in ESOP as Consultant. If the Company should adopt an Employee Stock Ownership Plan (“ESOP”), the Consultant shall be eligible to participate in such ESOP to the same extent as other consultants, as determined by the terms and conditions of the ESOP.

(e)     Restricted Stock Award. The Company will grant the Consultant 10,000 restricted shares of restricted common stock (the “Restricted Stock”) under the Company’s 2020 Equity Incentive Plan (the “Plan”), subject to all of the terms and conditions set forth in the Plan and this Agreement and any agreement signed in conjunction with the award of the Restricted Stock, except that the following terms shall control where they conflict with the terms and conditions of the Plan or any other agreement between the parties:

(1)       Vesting. The shares of Restricted Stock shall vest quarterly during the Term, pursuant to the terms and conditions of the award agreement for the Restricted Stock. The Consultant acknowledges that each quarterly award shall trigger a taxable event. It is agreed and understood that all unvested shares will vest immediately upon a change of control of the Company or termination of the Consultant by the Company without cause.

(2)       Section 83(b) Election.  The Consultant hereby acknowledges that it may file a Section 83(b) election with the Internal Revenue Service within 30 days of the date the Restricted Stock is granted to the Consultant, electing thereby to be taxed on the fair market value of the Restricted Stock as of the date the Resticted Stock was granted. The Consultant is strongly encouraged to seek the advice of its own tax consultants in connection with the grant of the Restricted Stock.

(f)       Extension of Current Stock Options. The Company and the Consultant acknowledge that the Company has granted the Consultant various stock option grants, both through this Agreement and previous agreements, pursuant to the Company’s standard Stock Option Agreement. Notwithstanding any other agreement to the contrary, the Company agrees to amend the Stock Option Agreements the Consultant is party to permit the Consultant to have five (5) years from the Effective Date of this Agreement to exercise its stock options.

(g)       Sales Commission. The Company shall pay the Consultant a two (2) percent commission on any of the Company’s sales for the fiscal year ended December 31, 2021 that are above Five Hundred Thousand Dollars and No Cents ($500,000.00), as reported in the Company’s Annual Report on 10-K for the fiscal year ending December 31, 2021(the “Form 10-K”) filed with the U.S. Securities and Exchange Commission (“SEC”), excluding any sales arising from companies or businesses acquired during 2021. The sales commission shall be payable as soon as practicable following the filing of the Form 10-K with the SEC.

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5.           Independent Contractor. In the performance of the work, duties and obligations undertaken by the Consultant under this Agreement, it is mutually understood and agreed that the Consultant is at all times acting and performing as an independent contractor. Except for the establishment of standards and parameters for the provision of the services by the Consultant pursuant to this Agreement, the Company shall neither have nor exercise control over the methods by which the Consultant shall perform the services under this Agreement. However, this shall in no way interfere with the right of the Company to determine whether the Consultant is adequately, and in good faith, discharging the Consultant’s duties under this Agreement. In connection with the provision of services pursuant to this Agreement, the Consultant shall:

(a)       Perform the services pursuant to this Agreement (i) in a professional and workmanlike manner; (ii) in compliance with this Agreement and all applicable specifications established by Company, and (iii) in compliance with all applicable statutes, acts, ordinances, laws, rules, regulations, codes and standards;

(b)       At all times be solely responsible for all means, methods, techniques, sequences and procedures of the provision of services, and the acts and omissions of the Consultant and its designees;

(c)       Have sole responsibility for the health, safety, and welfare of the designees of the Consultant in performing the services;

(d)       Provide all equipment and materials necessary to provide the services. Any failure of equipment or materials shall be the responsibility of the Consultant, and the Consultant shall, at the Consultant’s expense, take such measures as are necessary to ensure that the services are provided pursuant to this Agreement;

(e)       Except as otherwise provided by this Agreement, be solely responsible for all expenses associated with office space, meetings, travel and any other costs related to providing the services pursuant to this Agreement;

(f)       Provide for, secure, and/or be solely responsible for any and all required fees, permits, insurance coverage, tax withholdings, and any other insurance or taxes, for the Consultant in performing the services pursuant to this Agreement;

(g)       Comply with all applicable laws, including all equal employment opportunity and non-discrimination requirements;

(h)       Be available at reasonable times to consult with appropriate representatives of the Company concerning any services performed or to be performed by the Consultant under this Agreement; and

6.           Termination.

(a)       Termination by Expiration. This Agreement shall automatically terminate following the end of the Term, as defined under Section 2, unless terminated sooner by either party, or extended in writing by the Company and the Consultant.

(b)       Death. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death of Keith Goldstein.

(c)       Termination by the Company for Cause. The Company may terminate the Consultant pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Consultant written notice of termination.  Such termination shall become effective upon the giving of such notice.  Upon any such termination for Cause, the Consultant shall have no right to compensation, or reimbursement under Section 4, for any period subsequent to the effective date of termination.  For purposes of this Agreement, “Cause” shall mean (i) the Consultant or any of its designees, including but not limited to Keith Goldstein: (a) are convicted of, or plead guilty or nolo contendere to, a felony, or (b) in carrying out their duties hereunder, have acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company; or (ii) Keith Goldstein fails to perform all services on behalf of the Consultant.

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(d)          Termination by the Consultant or the Company without Cause. This Agreement may be terminated: (i) by the Consultant without Cause by giving the Company thirty (30) days’ written notice of termination; or (ii) by the Company without Cause by giving the Consultant sixty (60) days’ written notice of termination. Upon notice of termination, the Consultant will continue to render the services under this Agreement until the effective date of termination, unless the parties mutually agree otherwise or the Company determines in its sole discretion that such continued services by the Consultant will pose a threat to the health and safety of its employees or customers and/or to the business of the Company. Prior to the termination date, the Consultant shall make a reasonable attempt to finish all work in progress.

(1)          In the event this Agreement is terminated by the Consultant or the Company without Cause, the Consultant shall be entitled to the following:

(A)       any accrued but unpaid consulting fees and sales commissions for services rendered to the date of termination; and

(B)       any accrued but unpaid expenses required to be reimbursed under this Agreement.

Any sales commission pursuant to Section 6(d)(1)(A) above, will equal two (2) percent of the Company’s sales that are above Five Hundred Thousand Dollars and No Cents ($500,000.00) as reported in the Company’s quarterly report on Form 10-Q (“Form 10-Q”) filed with the Securities and Exchange Commission for the quarter in which the Consultant was terminated without Cause. Such commission will be paid within five days of the filing of the Company’s Form 10-Q.

(e)       Return of Property. Upon expiration or termination of this Agreement, the Consultant shall promptly return all property, documents and materials furnished by the Company to the Consultant, including any materials that contain the Company’s trade secrets, intellectual property or confidential business information, which shall at all times remain the property of the Company.

7.           Limitation of Liability. In no event shall the Company be liable for special, indirect, incidental or consequential damages to the full extent such may be disclaimed by law even if the Company has been advised of the possibility of such damages.

8.           Non-Solicitation.

(a)       Upon expiration of this Agreement, and for a period of eighteen (18) months, the Consultant agrees that neither it nor Mr. Goldstein nor any of their designees shall, directly or indirectly, request, recommend or advise any employee of the Company to terminate his or her employment with the Company, for the purposes of providing services for an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company’s business (the “Prohibited Business”), or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries and affiliates at any time during the one year preceding the termination of this Agreement.

(b)       Upon expiration of this Agreement, and for a period of eighteen (18) months, the Consultant agrees that neither it nor Mr. Goldstein nor any of their designees shall, without the Company’s prior express written consent, directly or indirectly solicit with a product that competes with the Company’s products or interfere with the Company’s relationship with, or attempt to divert or entice away, any customer, supplier or distributor of the Company at the time of the expiration of this Agreement.

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(c)       The Consultant acknowledges and agrees that: (i) the restrictive covenants set forth in this Section are essential elements of this Agreement and are necessary to protect the Company’s relationship with its customers which have been developed at the Company’s expense and based upon the Company’s efforts and goodwill; (ii) the time and other limitations of this Agreement are reasonable and properly required for adequate protection of the business and affairs of the Company and its affiliates; (iii) without limiting the generality of this Section, if any of the provisions of this Section are or become unenforceable, the remainder of this Section shall nevertheless remain binding to the fullest extent possible, taking into consideration the purposes and spirit hereof; and (iv) if a court of competent jurisdiction were to find the scope of the restrictive covenants set forth in this Section to be unreasonably broad, such court can and should use its equitable powers of reformation to reduce the scope of the restrictions and to enforce the restrictions as so reduced.

9.         Non-Disparagement. The Consultant and Mr. Goldstein agree that, after the expiration of the Agreement, that they will refrain from making, in writing or orally, any unfavorable comments about the Company, its operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Consultant or Mr. Goldstein from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law.

10.         Non-Exclusive Agreement. Except as provided in this Section, nothing contained in this Agreement shall preclude the Consultant’s engagement in another occupation or the Consultant’s ability to provide similar services to any other outside party. However, during the Term, as defined above, the Consultant will not engage in any work or business activity, paid or unpaid, enter into an agreement, or accept an obligation, that creates an actual conflict of interest with the Company.

11.         Confidential Information. “Confidential Information” consists of information relating to the business or interests of the Company, including, but not limited to, information concerning operations, business plans, financial performance, processes and procedures, employees, clients/customers or prospective clients/customers (including mailing lists, marketing techniques, advertising, promotions, etc.), suppliers, and any information obtained through access to any information system (including computers, networks, voice mail, etc.) which, if not otherwise described above, is of such a nature that a reasonable person would believe it to be confidential or proprietary. The term “Confidential Information” also includes, but is not limited to, information expressly identified as confidential as well as any and all trade secrets, intellectual property (whether or not patented or registered), customer lists, supplier lists, details of customer contracts, customer or supplier databases, pricing policies, operational methods, marketing plans or strategies, processes, techniques, manufacturing methods, designs, materials, formulae, programs, contract forms, analyses, budgets, business or strategic plans, advertising formats, financial structures, program booklets, projections, training programs, recording systems, accounting reports, management systems, business acquisition plans and new personnel acquisition plans of Company or any of its parents or affiliates, and related materials which are unique to Company and used by and developed by or for Company in the conduct or promotion of its business, which is not generally known to the industry in which Company or its affiliates are or may become engaged. At all times, all Confidential Information shall remain the property of the Company. The term “Confidential Information” excludes information that (a) is made public by the Company, other than as the result of disclosure by the Consultant, (b) becomes generally available to the public, other than as the result of disclosure by the Consultant or other party in violation of any obligation of confidentiality to the Company, or (c) the Consultant obtains, after the Effective Date, from sources other than the Company and not under a confidentiality obligation to the Company.

(a)	The Consultant will not, directly or indirectly, at any time, without the prior written consent of the Company, disclose, use (other than in performing the services pursuant to this Agreement), copy, reproduce or retain in its possession, in any manner, any Confidential Information. On the termination of this Agreement or upon the prior request of the Company, the Consultant will return to Company all Confidential Information then in its possession or within its control, or in the possession or control of its designees, and will, on the reasonable request of Company, certify to the Company that it has returned all Confidential Information to the Company.

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(b)	The Consultant will protect the confidentiality of and prevent unauthorized use, dissemination, reproduction or publication of Confidential Information. The Consultant will not use Confidential Information for any purpose other than performing services under this Agreement. The Consultant will only disclose Confidential Information to those agents or designees of the Consultant who have a need to know such information for purposes related to this Agreement, and who shall be advised of their individual obligation to comply with this Agreement. The Consultant will neither publish nor reveal any Confidential Information to anyone except authorized designees of the Consultant, nor shall the Consultant make any use, directly or indirectly, of Confidential Information without the prior written consent of the Company. The Consultant will protect the confidentiality of Confidential Information with the same degree of care as the Consultant uses for its own similar information. The restrictions on the Consultant using, publishing or revealing Confidential Information continue perpetually unless the Company agrees otherwise in writing.

(c)	The Consultant is hereby notified and understands that under the Defend Trade Secrets Act of 2016 (the “Act”), an individual shall not be held criminally or civilly liable under any United States Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a United States Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

12.         Ownership of Work Product. All work product (“Work Product”) generated in the course of the Consultant’s provision of the services pursuant to this Agreement will be deemed “work for hire.” To the extent any Work Product or intellectual property right in any Work Product does not qualify as, or otherwise fails to be, “work for hire,” the Consultant hereby assigns to the Company all right, title and interest in and to such Work Product and any and all related patents, copyrights, trademarks, trade names, and other intellectual property rights and applications therefore conceived or created by the Consultant, whether or not during normal work hours, that are within the scope of the business of the Company, or that relate to any of the services provided by the Consultant pursuant to this Agreement, or any of the Company’s products, services, work or projects for Company’s clients, customers or itself, and appoints the Company as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. The Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Work Product to the Company and to assist the Company, at the Company’s expense, in applying for, obtaining and enforcing patents or copyrights or other rights with respect to any Work Product. The Consultant also hereby waives all claims to moral rights in any Work Product.

13.         Assignability   The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company.  The Consultant acknowledges that the Services are unique and that its obligations hereunder may not be assigned or alienated and any attempt to do so by the Consultant will be void.

14.         Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

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15.         Remedies. The remedies of each party hereunder shall be cumulative and concurrent, and may be pursued singularly, successively, or together, in such party’s sole discretion. The Consultant agrees that any violation by the Consultant or Mr. Goldstein of Sections 8 or 9 would cause irreparable harm to the Company. Without limitation of the generality of the foregoing, if the Consultant or Mr. Goldstein violates any provision of Sections 8 or 9 then the Company shall be entitled, in addition to any other remedies that it may have, to specific, injunctive or other equitable relief (without the requirement of posting of a bond or other security) in order to enforce such provision.

16.         Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:	Patrick White
Chief Executive Officer
VerifyMe, Inc.
75 South Clinton Avenue, Suite 510
Rochester, NY 14604
Email: patrick@verifyme.com

With a copy to:	Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604
Attention: Alex R. McClean, Esq.
Email: amcclean@hselaw.com

To the Consultant:	POC Advisory Group, LLC

____________ Attention: Keith Goldstein
Email: ____________

17.       Survival. Sections 1, 4(f), 6(e), 7, 8, 9, 11, 12, 14, 15, 16, 17, 19, 20, and 21 shall survive the expiration or termination of this Agreement and/or the Term, as defined above.

18.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

19.       Governing Law and Jurisdiction. This Agreement shall be governed or interpreted according to the internal laws of the State of New York without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of New York without regard to choice of law considerations.

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20.       Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof, except that the following agreement shall remain in effect: Non-Disclosure Agreement, dated March 3, 2017, Indemnification Agreement, dated as of February 17, 2021 and all equity award agreements to which the Consultant is party.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21.       No Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No amendment of this Agreement will be effective unless made in writing and signed by the parties.

22.       Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[Signature Page To Follow]

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IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date and year first above written.

Company VerifyMe, Inc.

By:	/s/ Patrick White
Patrick White
Chief Executive Officer

Consultant POC Advisory Group, LLC

By:	/s/ Keith Goldstein
Keith Goldstein
Manager

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